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                                                                  Exhibit (k)(4)

                             JOINT INSURED AGREEMENT

      Agreement made as of January __, 2005 (except as otherwise indicated below) by and among the investment companies listed on Schedule A hereto (collectively, the "Funds"), together with certain other insured parties listed on Schedule B hereto (the "Managers"), which are described in part (b) of Rule 17g-1 of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, ("Rule 17g-l") and which, together with the Funds, are hereinafter collectively referred to as the "Assureds";

      1. Each of the Assureds is jointly insured against specified fidelity and other losses under an investment Company Blanket Bond currently issued in the aggregate amount of $1,250,000, by Federal Insurance Company (the "Bond");

      2. Each closed-end Fund agrees to maintain fidelity coverage equal to that required by Rule 17g-1. All Assureds agree to maintain aggregate coverage for all other losses insured against under the Bond in the amounts set forth in the Bond, unless otherwise agreed by the Assureds. The premium cost for the Bond (the "Bond Premium") will be shared as follows: (a) the Managers will, in the aggregate, share in the premium cost in an amount equal to the ratio of the amount of coverage assigned in the aggregate to the Managers (as determined from time to time) to the total amount of coverage under the Bond, and (b) Hatteras Multi-Strategy Fund I, L.P., Hatteras Multi-Strategy Fund II, L.P., Hatteras Diversified Strategies Fund LP and Hatteras Diversified Strategies Offshore Fund Ltd. will share in the balance of the Bond Premium pro rata in accordance with each Fund's investment in Hatteras Master Fund, L.P., subject to adjustment from time to time pursuant to the procedure set forth in paragraphs 3 and 4 hereof.

      3. In the event that any Assured determines that the amount of its coverage should be reduced, such reduction will be effected and a return of the reallocated premium made if and to the extent that one or more of the other participating Assureds requires or desires an increased amount of insurance coverage.

      4. Any Fund may, pursuant to a resolution or policy of its Board of Directors, have a greater amount of fidelity insurance and have other insurance coverages in additional amounts provided by the Bond if the total coverage under the Bond (including any increase or adjustment) can include such insurance and the allocation of premium to such Fund for the remaining term of the Bond will be based on the ratio of its elected coverage to the total amount of coverage under the Bond.

      5. In the event a loss is sustained by two or more of the Assureds that exceeds the Bond's limit of liability, the amount of such recovery will be prorated in the ratio of the insured losses of such Assureds, provided that for fidelity losses under the Bond, such recovery for a Fund will be at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required of that Fund by paragraph (d)(1) of Rule 17g-1.

      6. An investment company (a "New Fund") having an investment adviser or subadvisor that is, or is affiliated with, Hatteras Investment Partners LLC ("Hatteras") and either having the same Board of Directors as the Funds, may become a named insured under the Bond.

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Such New Fund shall be deemed to be added to Schedule A; provided that the
Assureds agree to any increase in aggregate coverage under the Bond if necessary, and provided that the New Fund causes this Agreement to be signed on its behalf as of the date it agrees to the terms and conditions of this Agreement. A party that is an affiliate, or an affiliate of an affiliate, of Hatteras (a "New Manager") may become a named insured under the Bond. Such New Manager shall be deemed to be added to Schedule B; provided that the New Manager causes this Agreement to be signed on its behalf as of the date it agrees to the terms and conditions of this Agreement.

      7. Each of the Assureds understands and agrees that the obligations of the Assureds under this Agreement are not binding upon any beneficial owner or Director of the Assureds personally, but bind only the Assureds and their respective property. Each of the Assureds represents that it has notice of the provisions of the Agreements of Limited Partnership of the Assureds organized as Delaware limited partnerships and the Limited Liability Company Agreement of the Assured organized as a Delaware limited liability company disclaiming shareholder, director, limited partner and general partner liability for acts or obligations of such Assureds.

                                      * * *

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                                                                  Exhibit (k)(5)

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              HATTERAS INVESTMENT MANAGEMENT LLC

                              By:___________________________________
                              Name: David B. Perkins
                              Title: Managing Member

                              HATTERAS DIVERSIFIED STRATEGIES FUND LP

                              By: Hatteras Investment Management LLC,
                              its General Partner

                              By:___________________________________
                              Name: David B. Perkins
                              Title: Managing Member

                              HATTERAS DIVERSIFIED STRATEGIES OFFSHORE FUND LTD.

                              By: Hatteras Investment Management LLC,
                              its General Partner

                              By:___________________________________
                              Name: David B. Perkins
                              Title: Managing Member

                              HATTERAS MULTI-STRATEGY FUND I, L.P.

                              By: Hatteras Investment Management LLC,
                              its General Partner

                              By: __________________________________
                              Name: David B. Perkins
                              Title: Managing Member

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                              HATTERAS MULTI-STRATEGY FUND II, L.P.

                              By: Hatteras Investment Management LLC,
                              its General Partner

                              By:____________________________________
                              Name: David B. Perkins
                              Title: Managing Member

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                                   SCHEDULE A

Hatteras Master Fund, L.P.
Hatteras Multi-Strategy Fund I, L.P.
Hatteras Multi-Strategy Fund II, L.P.
Hatteras Diversified Strategies Fund LP
Hatteras Diversified Strategies Offshore Fund Ltd.

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                                   Schedule B

Hatteras Investment Partners LLC